EXHIBIT 4.1

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of June 9, 1997, by and among MICROTEST, INC., a Delaware corporation ("Microtest" or the "Company"), and CHARLES V. MIHAYLO, an individual ("Mihaylo").

                                    RECITALS

         A. Microtest desires to employ Mihaylo as its President, Chief Operating Officer and Acting Chief Financial Officer effective immediately;

         B. Mihaylo desires to be employed by Microtest to serve in such capacities; and

         C. Microtest and Mihaylo anticipate that Microtest will hire a full-time Chief Financial Officer at a time deemed appropriate by Microtest, and that Mihaylo will be relieved of those additional duties without reduction in compensation provided in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Definitions. As used herein:

                  (a) "Company Confidential Information" shall mean confidential, proprietary information or trade secrets of Microtest including without limitation the following: (1) customer lists and customer information as compiled by Microtest, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) Microtest's internal practices and procedures; (3) Microtest's financial condition and financial results of operation to the extent not generally available to the public; (4) supply of materials information, including sources and costs; (5) information relating to designs, formulas, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, designs, schematics, inventions, creations, original works of authorship, or other subject matter related to Microtest's research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities, whether now existing, or acquired, developed, or made available anytime in the future to Microtest; (6) all information which Mihaylo has a reasonable basis to consider confidential or which is treated by Microtest as confidential; and (7) any and all information having independent economic value to Microtest that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Mihaylo acknowledges that such information is Company Confidential Information whether disclosed to or learned by Mihaylo or originated by Mihaylo during employment by Microtest. In the event that information is not clearly and obviously publicly available, all information about Microtest shall be presumed to be confidential.

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                  (b)  "Microtest"  shall mean Microtest and any other entity in which it owns directly or indirectly 50% or more of the equity interest, including without limitation Logicraft Information Systems, Inc. and Optical Media International.

                  (c) "Microtest Stock" shall mean the Common Stock, $.001 par value per share, of Microtest, Inc.

         2. Term of Agreement. This Agreement shall commence as of the date hereof and shall continue for a term of five (5) years, subject to the other provisions hereof (the "Term"). The parties may extend the Term for additional one-year terms by mutual written agreement. Except in the event of termination for Cause, any party intending not to extend the Term or any one-year extension thereof, shall provide written notice to the other party of its or his intention not to extend at least ninety (90) days prior to the expiration of the Term or any one-year extension thereof; provided, however, that the failure to give such ninety-day notice shall not operate to extend the Term or any one-year extension thereof for any period of time.

         3. Positions with Microtest. During the Term, Mihaylo shall serve as the President, Chief Operating Officer and Acting Chief Financial Officer of Microtest. Mihaylo shall devote his full time, energy and skill to the affairs of Microtest and shall faithfully and diligently perform all duties commensurate with such positions, including, without limitation, those duties requested by Microtest's Board of Directors or the Chairman and Chief Executive Officer. Mihaylo shall be subject to and comply with all of Microtest's policies and procedures.

         4. Salary. Mihaylo shall be entitled to receive a minimum base salary in the amount of $200,000 annually, payable in equal installments in accordance with Microtest's general salary payment policies in effect during the term hereof (the "Minimum Base Salary"). Mihaylo's Minimum Base Salary may, at the sole discretion of Microtest's Board of Directors, be increased at such times and in such amounts as the Board shall determine.

         5. Signing Bonus. Within five (5) days after the date of this Agreement, Microtest shall pay Mihaylo a bonus in the amount of $75,000 (the "Signing Bonus"). If within one (1) year of the date of this Agreement either Microtest terminates Mihaylo's employment for Cause (as defined below) or Mihaylo voluntarily terminates his employment, then Mihaylo shall repay the Signing Bonus in full.

         6. Bonus. Mihaylo shall be entitled to participate in an executive bonus program. Such bonus program shall be agreed upon by Microtest's Chairman and Chief Executive Officer prior to June 30, 1997, but shall be subject to the approval of the Compensation Committee of the Board of Directors. Such bonus program shall be attached as Exhibit A to this Agreement.

         7. Options. Microtest shall grant Mihaylo (i) a non-qualified stock option to acquire 175,000 shares of Microtest Stock in accordance with the Company's standard non-qualified stock option agreement (the "Employment Option"); and (ii) an additional non-qualified stock option to acquire 150,000 shares of Microtest Stock that will vest at the end of six years but which vesting will be accelerated at the rate of 25,000 shares per year upon the satisfaction of performance criteria

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established  by Microtest (the  "Performance  Option").  Microtest  shall file a registration statement on Form S-8 with respect to the issuance of Microtest Stock upon the exercise by Mihaylo of the Employment Option and the Performance Option. Neither the Employment Option nor the Performance Option shall be granted pursuant to Microtest's Long-Term Incentive Plan.

         8. Benefit Plans. Mihaylo shall be afforded benefits (i.e., sick leave, medical and other group benefits) similar to those afforded to executive officers of Microtest. So long as Mihaylo elects not to participate in Microtest's medical plan, Microtest shall pay to Mihaylo each month the prevailing amount that otherwise would have been paid by Microtest on behalf of Mihaylo for coverage under Microtest's medical plan. Mihaylo shall be entitled to four (4) weeks of paid vacation per year. Nothing in this Agreement shall restrict Microtest's ability to terminate or modify any benefit plan or arrangement; provided, however, that Microtest shall not be entitled to terminate or modify the medical plan payments and vacation arrangements specifically provided to Mihaylo in this Section 8 without Mihaylo's prior written consent. Any such termination or modification of any benefit plan or vacation arrangements shall not serve to forfeit any accrued but unused benefits earned by Mihaylo.

         9. Expenses. Microtest shall pay for or reimburse Mihaylo for all ordinary and necessary business expenses incurred or paid by Mihaylo in furtherance of Microtest's business, subject to and in accordance with
Microtest's policies and procedures of general application. Microtest shall provide Mihaylo with a monthly automobile allowance of $500.

         10. Non-Competition. Mihaylo covenants and agrees that he will not, during the term hereof and for one (1) year after any termination of employment, within any jurisdiction in which Microtest does business:

                  (a) Directly or indirectly participate or assist in the ownership, management, operation or control of any business similar to or competitive with Microtest; provided, however, that Mihaylo may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or in the over the counter market if Mihaylo (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 1% or more of any class of securities of such person; or

                  (b) Directly or indirectly solicit for employment any person who is, or within the six month period preceding the date of such solicitation was, an employee of Microtest; or

                  (c) Call on or directly or indirectly solicit or divert or take away from Microtest any person, firm, corporation, or other entity who is a customer or supplier of Microtest.

         11. Confidentiality and Nondisclosure. It is understood that in the course of Mihaylo's employment with Microtest, Mihaylo will become acquainted with Company Confidential Information. Mihaylo recognizes that Company Confidential Information has been developed or

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acquired at great expense, is proprietary to Microtest,  and is and shall remain the exclusive property of Microtest. Accordingly, Mihaylo agrees that he will not, without the express written consent of Microtest, during Mihaylo's employment with Microtest and thereafter or until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means, by persons unrelated to Microtest, disclose to others, copy, make any use of, or remove from Microtest's premises any Company Confidential Information, except as Mihaylo's duties for Microtest may specifically require.

         12. Reasonableness of Scope; Remedies. Mihaylo acknowledges and agrees that a breach by Mihaylo of the provisions of Sections 10 and 11 of this Agreement will cause Microtest irreparable injury and damage that cannot be reasonably or adequately compensated by damages at law. Mihaylo further acknowledges and agrees that he has such skills and abilities that the provisions of this Sections 10 and 11 will not prevent him from earning a living. Mihaylo expressly agrees that Microtest shall be entitled to injunctive or other equitable relief to prevent a threatened breach, breach or continued breach of Sections 10 or 11 hereof in addition to any other remedies legally available to it.

         13. Extension During Breach. Mihaylo agrees that the time periods described in Sections 10 and 11 shall be extended for a period equal to the duration of any breach of this Agreement by Mihaylo.

         14. Disclosure. Mihaylo agrees that upon the commencement by him of employment with any third party during the period in which the terms of Sections 10 or 11 hereof are in effect, Mihaylo shall promptly disclose to each such new employer the terms of Sections 10 and 11. Mihaylo further agrees and authorizes Microtest to notify others, including customers of the Microtest and any such future employers of Mihaylo, of the terms of this Agreement and of Mihaylo's obligations hereunder.

         15. No Conflicts of Interest.

                  (a) During the period of Mihaylo's employment with Microtest, Mihaylo will not independently engage in the same or a similar line of business as Microtest, or, directly or indirectly, serve, advise, or be employed by any individual, firm, or corporation engaged in the same or similar line of business.

                  (b) Mihaylo is not a promoter, director, employee, or officer of, or consultant to, a business for profit, nor will Mihaylo become a promoter, director, employee, or officer of, or consultant to, such a business while employed by Microtest without first obtaining the prior written approval of Microtest, which approval shall not be unreasonably withheld. Mihaylo disclaims any such relationship or position with any such business. Should Mihaylo become a promoter, director, employee, or officer of, or a consultant to, a business organized for profit upon obtaining such prior written approval, Mihaylo understands that Mihaylo has a continuing obligation to advise Microtest at such time of any activity of Microtest

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         or such  other  business  that  presents  Mihaylo  with a  conflict  of interest as an employee of Microtest.

                  (c) Should any matter of dealing in which Mihaylo is involved, or hereafter becomes involved, on his own behalf or as an employee of Microtest, appear to present a possible conflict of interest under any Microtest policy then in effect, Mihaylo will promptly disclose the facts to Microtest's Chairman and Chief Executive Officer so that a determination can be made as to whether a conflict of interest does exist. Mihaylo will take whatever action is requested of Mihaylo by Microtest to resolve any conflict which it finds to exist.

         16. Return of Microtest Materials and Company Confidential Information. Upon Termination, Mihaylo shall promptly deliver to Microtest the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of Microtest, in the possession or control of Mihaylo.

         17. No Agreement With Others. Mihaylo represents, warrants, and agrees that Mihaylo is not a party to any agreement with any other person or business entity, including former employers, that in any way affects Mihaylo's employment by Microtest or relates to the same subject matter of this Agreement or conflicts with his obligations under this Agreement, or restricts Mihaylo's services to Microtest. Mihaylo may devote an amount of his time and efforts as is mutually agreed upon by Microtest's Chairman and Chief Executive Officer and Mihaylo to assist Mihaylo's former employer, Inter-Tel, Incorporated, with a period of transition following Mihaylo's departure; provided, however, that such transition period shall not extend beyond January 1, 1998 unless Microtest consents to any such extension, which consent shall not be unreasonably withheld.

         18. Termination for Cause. Microtest shall have the right to terminate Mihaylo for Cause if the Board or Chairman and Chief Executive Officer determines that any of the following events have occurred:

                  (a)  Mihaylo  fails  to  satisfactorily   perform  his  duties
         hereunder, engages in gross misconduct or otherwise materially breaches this Agreement;

                  (b) Mihaylo refuses or fails to follow any lawful direction of Microtest's Board of Directors, Chairman or Chief Executive Officer or violates any lawful rule or regulation established by Microtest from time to time regarding the conduct of its business; or

                  (c) Mihaylo is charged with or convicted of committing a felony or crime involving moral turpitude, or engages in conduct involving fraud, dishonesty, embezzlement, theft or conduct that is detrimental to Microtest or that could reasonably be expected to have an adverse impact on the standing or reputation of Mihaylo or Microtest.

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Microtest shall provide written notice of its intent to terminate this Agreement for Cause hereunder, stating the grounds or nature of the reasons for such termination. With respect to a purported violation of subsection (a) or (b) above that is curable in such time period, Microtest shall afford Mihaylo an opportunity to cure or disprove the purported violation for the ten-day period following such notice; provided, however, that Mihaylo shall be entitled to such ten-day period to cure or disprove any purported violations only one time during the Term. Upon a termination for Cause, Mihaylo shall be entitled to receive only such compensation and benefits as are due Mihaylo through the effective date of such termination.

         19. Termination Upon Voluntary Resignation. In the event Mihaylo voluntarily resigns his employment with Microtest, Mihaylo shall be entitled to receive only such compensation and benefits as are due Mihaylo through the effective date of such resignation.

         20. Termination Upon Death of Mihaylo. If during the term of this Agreement Mihaylo dies, then this Agreement shall terminate and Microtest shall pay to the estate of Mihaylo only the compensation and benefits (including any life insurance benefits provided to Mihaylo's estate under Microtest's standard policies as in effect) due Mihaylo through the date of his death.

         21. Termination Upon Disability of Mihaylo. If during the term of this Agreement Mihaylo is unable to perform the services required of Mihaylo pursuant to this Agreement for a continuous period of ninety (90) days due to disability or incapacity by reason of any physical or mental illness, then Microtest shall have the right to terminate this Agreement at the end of such three-month period by giving written notice to Mihaylo. Mihaylo shall be entitled to receive only his normal compensation and benefits through the date of his termination.

         22. Termination by Microtest Other than for Cause, Death, Disability or Voluntary Resignation. Microtest shall have the right to terminate Mihaylo other than for Cause, death, disability or voluntary resignation upon thirty (30) days prior written notice to Mihaylo. In the event Microtest elects to terminate Mihaylo for any reason other than for Cause, death, disability or voluntary resignation of Mihaylo, Mihaylo shall be entitled to receive (i) the Minimum Base Salary due Mihaylo for one year following the date of such termination, which shall be payable at the same time and amounts as if he continued in the employ of Microtest, and (ii) any accrued bonus if the executive bonus program for Mihaylo at that time provides for accrued bonuses, which shall be payable upon the expiration of the 30-day period referenced above.

         23. Arbitration. Any dispute between the parties, whether arising out of or in connection with this Agreement, shall be determined by arbitration, which, other than the relief provided in Section 12 hereof, shall be the exclusive remedy of the parties. Any such dispute shall be submitted to and be resolved in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be held in Phoenix, Arizona. The arbitrators shall state in writing the reasons for the award. The arbitrators shall award compensatory damages to the prevailing party. The arbitrators shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law.

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         24. Severability;  Reformation. If any court or arbiter determines that any of the restrictive covenants in this Agreement, or any part thereof, is or are invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to invalid portions. If any of the provisions of this Agreement should ever be deemed to exceed the temporal, geographic or occupational limitations permitted by applicable laws, those provisions shall be and are hereby reformed to the maximum temporal, geographic or occupational limitations permitted by law. If the court or arbiter refuses to reform this Agreement as provided above, the parties hereto agree to modify the provisions held to be unenforceable to preserve each party's anticipated benefits thereunder.

         25. Attorneys' Fees. In the event of any action, proceeding or arbitration arising from or relating to this Agreement or the alleged breach hereof, the party prevailing therein shall recover its or his reasonable attorneys' fees and costs.

         26. Notices. Any notice, election or communication to be given under this Agreement shall be in writing and delivered in person, by telecopier, or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

                  If to Microtest:        Microtest, Inc.
                                          4747 North 22nd Street
                                          Phoenix, Arizona 85016-4708
                                          FAX: (602) 952-6604
                                          Attn:  Richard G. Meise

                  with copy to:           Snell & Wilmer L.L.P.
                                          One Arizona Center
                                          Phoenix, Arizona 85004-0001
                                          FAX: (602) 382-6070
                                          Attn: Steven D. Pidgeon, Esq.

                  If to Mihaylo:          Charles V. Mihaylo
                                          3112 East Palo Verde
                                          Phoenix, Arizona 85016
                                          FAX: (602)

                  with copy to:           Folk & Associates, P.C.
                                          One Columbus Plaza, Suite 810
                                          3636 North Central Avenue
                                          Phoenix, Arizona 85012
                                          FAX: (602) 263-8274
                                          Attn: P. Douglas Folk, Esq.

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or to such  other  address  as  Microtest  or  Mihaylo  may,  from time to time, designate in writing by notice hereunder. Notices delivered hereunder shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt is acknowledged, if telecopied.

         27. Entire Agreement. This Agreement and any other document which is specifically referred to in this Agreement constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements, whether oral or in writing.

         28. Binding Nature. This Agreement shall be binding upon and inure to the benefit of Microtest and its successors and assigns, and upon Mihaylo and his heirs and legal representatives.

         29. Captions; Headings. The captions and paragraph headings included in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

         30. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         31. Withholding. Mihaylo acknowledges and agrees that payments made to Mihaylo by Microtest pursuant to the terms of this Agreement may be subject to tax withholding and that Microtest may withhold against payments due Mihaylo any such amounts as well as any other amounts payable by Mihaylo to Microtest.

         32. Release. Receipt of any of the benefits to be provided to Mihaylo under this Agreement following termination of Mihaylo's employment hereunder shall be subject to Mihaylo's compliance with any reasonable and lawful policies or procedures of Microtest relating to employee severance including the execution and delivery by Mihaylo of a release reasonably satisfactory to Microtest of any and all claims that Mihaylo may have against Microtest or any related person, except for the continuing obligations provided herein, and an agreement that Mihaylo shall not disparage Microtest.

         33. Assignment by Microtest. Nothing in this Agreement shall preclude Microtest from consolidating or merging into or with, or transferring all or substantially all of Microtest's assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings of Microtest hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "Microtest" as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

         34. Assignment by Mihaylo. This Agreement, or any right or interest hereunder, may not be assigned by Mihaylo, his beneficiaries or legal representatives, without Microtest's prior written consent; provided, however, that nothing in this Section 34 shall preclude Mihaylo from designating a beneficiary to receive, or assigning to a trust or other entity established by Mihaylo for estate or financial planning purposes, any benefit hereunder upon Mihaylo's death, or shall preclude the

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executors,  administrators  or other  legal  representatives  of  Mihaylo or his estate from assigning any right or interest hereunder to the person or persons entitled to such right or interest.

         35. Modification. No modification, supplement, amendment or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. A waiver of any of the provisions of this Agreement shall be not be deemed to or constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         36. Governing Law. This Agreement has been executed and delivered in the State of Arizona, and its validity, interpretation, performance and enforcement shall be governed by the laws of that state without regard to conflict of law principles.

         37. Construction. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared this Agreement.



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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the date first written above.


                                         MICROTEST, INC., a Delaware corporation



                                         By:
                                            ------------------------------------
                                         Its:
                                             -----------------------------------

                                         --------------------------------------
                                         CHARLES V. MIHAYLO




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                                    EXHIBIT A
                                  BONUS PROGRAM


         Mihaylo shall be entitled to a bonus for 1997 and 1998 based upon the achievement of earnings before income tax ("EBIT") goals. The EBIT goals for 1997 and 1998 shall be $___________ and $___________, respectively.

         If Microtest's EBIT for 1997 is equal to or greater than $____________, Mihaylo shall earn a bonus equal to ___% of Microtest's EBIT for 1997. If Microtest's EBIT for 1997 is equal to or greater than $____________, then Mihaylo shall earn an additional bonus equal to ___% of Microtest's EBIT for 1997.

         If Microtest's EBIT for 1998 is equal to or greater than $____________, Mihaylo shall earn a bonus equal to ___% of Microtest's EBIT for 1998. If Microtest's EBIT for 1998 is equal to or greater than $____________, then Mihaylo shall earn an additional bonus equal to ___% of Microtest's EBIT for 1998.

         In no event shall the bonus payable to Mihaylo for either 1997 or 1998 hereunder exceed $_______________.

         Any bonus earned by Mihaylo shall be paid by Microtest within ten (10) days after the completion of Microtest's audited financial statements for 1997 and 1998, as applicable.

         A bonus program will be established by mutual agreement of Microtest and Mihaylo for years after 1998. The goals to be achieved and bonuses to be earned by Mihaylo under such bonus program shall be agreed to at the beginning of each year by Mihaylo, Microtest's Chairman and Chief Executive Officer and Microtest's Compensation Committee.


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